Fantom® Bioresorbable Sirolimus-Eluting Scaffold EXHIBIT 99.2

Potential conflicts of interest Speaker's name: Dr. Alexandre Abizaid I have the following potential conflicts of interest to report: Consultant to REVA Medical, Inc.

Fantom Bioresorbable Scaffold



Fantom® (REVA Medical)
Sirolimus-Eluting Bioresorbable Scaffold
Desaminotyrosine Polycarbonate

Key Scaffold Features

- Complete scaffold visibility under x-ray
- Single-step continuous inflation
- Clinically significant expansion range
- Optimal radial strength at 125 µm thickness
- Vasomotion restoration ~1 year
- No special storage or handling



Visibility



Deliverability



Vessel Patency

Fantom Radiographic Visibility Fantom’s (x-ray) visibility Allows for: Precise scaffold placement Accurate lesion coverage Full structural assessment after deployment Less reliance on invasive imaging compared to other BRS (IVUS/OCT) Absorb Fantom Xience Fantom

Fantom Enhanced Deliverability Thin 125µm strut design enables: Reduced scaffold crossing profile Greater device flexibility Increased access to a greater number of lesions Full blood flow restoration Fantom Lesion Courtesy of A. Abizaid, Dante Pazzanese, Sao Paulo, Brazil

Fantom Continuous Inflation Inflation process: Continuous inflation to intended diameter Reduces arterial occlusion time for the patient Increases speed for scaffold delivery for the physician Eliminates the need to recall multiple inflation schemes Fantom Absorb DESolve Based upon manufactures instructions for use

Fantom Bioresorbable Scaffold Single Step Inflation REVAs Advanced Polymer enables single step inflation DEPLOYMENT VIDEO

Fantom Bioresorbable Scaffold Features Post-dilation without compromise Substantial expansion safety margin 0.75 to 1.0 mm depending upon device size Able to adjust for vessel taper Restoration of vasomotion Maintains radial strength during healing Restoration of vasomotion approx. 1 yr. > 80% molecular weight loss within 12 months Eliminates undesirable shear stress induced by a permanent implant Polymer enables expansion to 4.0 mm without fracture 3.0mm Nominal Device

FANTOM II Trial Safety & Performance Study for the Fantom Sirolimus-Eluting Bioresorbable Coronary Scaffold

FANTOM II Study Investigators Australia Dr. Muller, Dr. Jepson, Dr. Walters Belgium Dr. De Bruyne Brazil Dr. Abizaid, Dr. Costa, Dr. Chamie, Dr. Perin Denmark Dr. Christiansen, Dr. Lassen, Dr. Okkels-Jensen France Dr. Carrié, Dr. Chevalier, Dr. Fajadet, Dr. Collet Germany Dr. Weber-Albers, Dr. Naber, Dr. Achenbach, Dr. Frey, Dr. Lutz, Dr. Kische, Dr. Ince, Dr. Brachman Netherlands Dr. Amoroso, Dr. Wykrzykowska, Dr. Daemen Poland Dr. Dudek, Dr. Kochman, Dr. Koltowski, Dr. Lesiak, Dr. Wojdyla

FANTOM II Study Design and Endpoints Study Design Safety and Performance Trial 240 patients in 2 cohorts 2.5mm to 3.5mm vessels Lesion length ≤ 20mm Angiographic follow-up Cohort A: 6 months 117 Pts. Cohort B: 9 months 123 Pts. Serial imaging sub-studies Cohort A: 24 months Cohort B: 48 months Study Population N= 240 Patients 28 Clinical Centers Participating Cohort A (117 Patients) 6 Mo Clinical Follow-up (MACE) Cohort B (123 Patients) 6 Mo Clinical Follow-up (MACE) 6 Mo Angio Follow-up (LLL) Includes OCT & IVUS Sub-study @ 24 months 9 Mo Angio Follow-up (LLL) Includes OCT & IVUS Sub-study @ 48 months Annual Clinical Follow-up (5 yrs) Annual Clinical Follow-up (5 yrs)

FANTOM II – Cohort A Study Overview and Baseline Characteristics Patient Characteristics (N=117) Patient Age (average years) 62.7 ± 9.7 Male 70.1% Diabetes 21.4% Current/Former Smoker 50.4% Hypertension 76.9% Hyperlipidemia 70.9% Prior PCI 40.2% Prior CABG 6.0% Prior MI 26.5% Recent LVEF <40% 2.0% (N=113) Study Population N= 117 Patients 23 Clinical Centers 6 Month Follow-up Clinical & Imaging 6 Month Follow-up Clinical (n=108) Angiographic N=100 OCT N=82 IVUS N=45 Long Term Follow-up Clinical (annual through 5 years)

euro PCR

FANTOM II – Cohort A

Lesion Characteristics and Procedural Outcomes

Target Lesion Location (n=117)	
LAD	49.6% (58)
LCX	30.8% (36)
RCA	19.7% (23)
ACC/AHA Lesion Class (n=115)*	
Type A	24.3% (28)
Type B1	42.6% (49)
Type B2	33.0% (38)
Type C	0.0% (0)

*As assessed by an independent core lab

Acute Procedural Outcomes		
Acute Technical Success (1)	96.6%	n=117
Acute Procedural Success (2)	99.1%	n=113
Clinical Procedural Success (3)	99.1%	n=112

(1) Defined as successful delivery and deployment of the intended scaffold in the intended lesion without device related complications.

(2) Defined as acute technical success (see definition above), resulting in a residual stenosis of ≤50 percent with no immediate (in-hospital) MACE.

(3) Defined as acute procedural success (see definition above), with no MACE thirty days post-intervention and with a final diameter stenosis ≤50 percent.

FANTOM II – Cohort A Angiographic – QCA Results* In-Scaffold Analysis Baseline (n=115) Post Procedure (n=112) 6 Months (n=100) RVD (mm) 2.68 ± 0.37 2.75 ± 0.40 2.69 ± 0.35(n=101) MLD (mm) 0.79 ± 0.29 2.47 ± 0.37 2.20 ± 0.39 Diameter Stenosis (%) 70.3 ± 10.4 10.7 ± 7.6 16.8 ± 11.5(n=99) Acute Gain (mm) 1.67 ± 0.41 Acute Recoil (%) 2.9 ± 8.8 Mean LLL (mm) 0.29 ± 0.38 Median LLL (mm) 0.22 (-0.43, 1.77) In-Segment Analysis Mean LLL (mm) 0.21 ± 0.32 Median LLL (mm) 0.16 (-0.43, 1.67) * Preliminary Results: Analyzed by an independent QCA core lab (Yale Cardiovascular Research Group, New Haven, US) 0.29 + 0.38

FANTOM II – Cohort A MACE Results 6 Month MACE Results Timeframe Event In-Hospital 1 (Post Procedure MI) 30-Day Follow-up 1 (MI/TLR/SAT) 90-Day Follow-up 0 6-Month Follow-up 0 Components of the Primary Endpoint (ITT): Hierarchical N=117 MACE1 1.71% Cardiac Death 0.0 % Target vessel MI 1.71% Clinically Driven TLR 0.0% As adjudicated by an independent Clinical Events Committee One event pending final adjudication review (non ischemic driven TLR)

FANTOM II Case Sample Angiographic Assessment > 95% occlusion Pre-Implant Post-Implant Full vessel restoration Vessel remains widely patent 6-Month Follow-up

FANTOM II Case Sample OCT Assessment 6-Month Follow-up Fully patent lumen with complete strut coverage Post-Implant Full lesion expansion with complete vessel apposition scafford Post Pre

4-month Follow-up

4-month Follow-up

4-month Follow-up

FANTOM Program Clinical Summary Fantom offers new and interesting features Radiopacity Enhanced deliverability Single-step inflation No special handling requirements Initial clinical data demonstrates Good acute performance Excellent device deliverability Minimal residual stenosis and acute recoil Sustained performance and safety through 6 months Low MACE Rate Low late lumen loss

Thanks!